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                                                                     Exhibit 5.1

                                 August 6, 1996

JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland  21046

         Re: JP Foodservice, Inc. -- Registration Statement on Form S-3 (Registration Statement No. 333-07321)
                  -------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to JP Foodservice, Inc., a Delaware corporation (the "Company"), in connection with the sale and delivery by the Company of 3,000,000 shares (the "Firm Shares") of Common Stock, $0.01 par value, of the Company (the "Common Stock") to the underwriters (the "Underwriters") in Schedule I to the Underwriting Agreement to be entered into by the Company with Smith Barney Inc., The Robinson-Humphrey Company, Inc. and Rodman & Renshaw, Inc., as Representatives of the several Underwriters. We also have acted as counsel to the Company in connection with the grant to the Underwriters by the Company of an over-allotment option to purchase all or part of up to 450,000 shares of Common Stock (the "Additional Shares"). The Firm Shares and the Additional Shares are collectively referred to herein as the "Shares."

         This opinion is being furnished pursuant to the requirements of Item 16(a) of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and Items 601(a) and 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

         We have participated in the preparation of the Registration Statement on Form S-3 (Registration Statement No. 333-07321) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act. We also have examined the form of Underwriting Agreement filed as an exhibit to the Registration Statement, the Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, resolutions adopted by the Board of
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JP Foodservice, Inc.
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Directors of the Company and such other documents and instruments as we determined to be necessary in order to render our opinion.

         Based on the foregoing and subject to the following limitations, we are of the opinion that the Shares have been duly authorized and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

         The foregoing opinion is, with your concurrence, predicated upon and qualified by the following:

                  a. The foregoing opinion is based upon and limited to the corporate law of the State of Delaware and the relevant laws of the United States of America, in each case excluding the choice of law provisions thereof, and we render no opinion with respect to the laws of any other jurisdiction.

                  b. Our opinion letter is based upon and limited to laws and regulations as in effect on the date of this letter. We assume no obligation to update the opinion set forth herein.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included as a part of the Registration Statement.

                                  Very truly yours,

                                  SHAW, PITTMAN, POTTS & TROWBRIDGE

RJP/jed